Exhibit 10.1

VIRTUAL OFFICE AGREEMENT

1	THE CLIENT

NAME:	VIRAX BIOLABS LTD (COMPANY NUMBER: 13575656)

ADDRESS:	30 BROADWICK STREET, LONDON, W1F 8JB

2	THE COMPANY

COMPANY NAME:	THE ARGYLL CLUB LTD (COMPANY NUMBER: 03584248)

REGISTERED ADDRESS:	33 ST JAMES’S SQUARE, LONDON, SW1Y 4JS

3	INCLUSIVE SERVICES

MAIL HANDLING AND FORWARDING ADDRESS:	30 BROADWICK STREET, LONDON, W1F 8LX
- Inclusive of mail handling and forwarding once a week to any UK or International address, subject to fair usage*
*The Company will levy a charge where postage costs for packages are deemed, in the Company’s reasonable opinion, to be excessive

USE OF ADDRESS AS REGISTERED OFFICE:	YES

4	TERMS OF USE OF THE SERVICES BY THE CLIENT

COMMENCEMENT DATE:	06 SEP 2021

INITIAL LICENCE PERIOD:	9 MONTHS & 25 DAYS

MONTHLY LICENCE FEE (PLUS VAT):	£75 + VAT PER MONTH

SERVICE RETAINER:	£150

5	SIGNATURE

The terms and conditions of use are set out on this page and overleaf (together, the Agreement). By signing below, the Client and the Company hereby acknowledge that they have read, understood and agree to the terms set out in this Agreement.

Signed by the Company:	Signed by the Client:

Name (printed): Bill Starn	Name (printed): Cameron Shaw

Signature: /s/ Bill Starn	Signature: /s/ Cameron Shaw

Date: 14/9/2021 | 08:27 BST	Date: 10/9/2021 | 08:57 BST

6	Interpretation

6.1	The following definitions will apply to this Agreement:

“Additional Services”: any services (other than the Inclusive Services) which are at any time made available to the Client by the Company and details of which are available upon request.

“Business Day”: any day (other than a Saturday or Sunday) on which banks are open in the City of London for normal banking business.

“Term”: has the meaning given in clause 7.

6.2	“Agreement”, “Commencement Date”, “Initial Licence Period”, “Client”, “Monthly Licence Fee”, “Company”, “Break Date”, “Break Fee”, “Break Notice Period” and “Service Retainer” will have the meanings given in Clauses 1-4 above.

6.3	All references to include, including, in particular, or any similar expression will be construed as illustrative only.

6.4	All references to a statutory provision include references to any statutory modification, consolidation or re-enactment of it at any time.

7	Term

7.1	This Agreement will commence on the Commencement Date and, unless terminated earlier:

(a)	if either party serves a written termination notice on the other at least 2 months prior to the end of the Initial Licence Period, this Agreement will terminate at the end of the Initial Licence Period (Initial Term); and

(b)	if neither party has served a written termination notice in accordance with clause 7.1(a), this Agreement will automatically continue for a further period of 12 months (Extended Term) and the Monthly Licence Fee will be set at the Company’s list price for the relevant Inclusive Services as at the first day of the Extended Term,

(the Initial Term and the Extended Term, together the “Term”).

8	Provision of Services

8.1	The Company will permit the Client to use the Inclusive Services for the duration of the Term.

8.2	The Company will be entitled, with prior consultation, to relocate the Client’s premises to an alternative location within the Company’s portfolio of London locations. The Client will be given a minimum of 10 business days’ notice of the change provided that the Company may provide short notice in emergency or unforeseen circumstances.

9	Payments

9.1	In consideration for the provision of the Inclusive Services, the Client will pay to the Company:

(a)	the Monthly Licence Fee (plus VAT) and any sums due to the Company in respect of any Additional Services (plus VAT), payable by advance monthly direct debit on the first Business Day of each calendar month during the Term; and

(b)	within 7 days’ of written demand from the Company, any sums due to the Company in respect of any Additional Services (plus VAT) which were not captured under clause 9.1(a) above.

9.2	The Client will be charged a late payment fee of 3% of the invoiced amount on any overdue sums or on cancellation of any direct debit.

9.3	The Client will pay all reasonable costs and expenses incurred by the Company in connection with the recovery of any monies payable under this Agreement.

9.4	All sums payable under this Agreement will be paid to the Company in pounds sterling, in cleared funds without any deduction for set off, counterclaim or tax.

10	Service Retainer

10.1	On or before the Commencement Date, the Client will pay the Service Retainer which will be held by the Company for the Company’s benefit as security for any breach of the terms of this Agreement by the Client.

10.2	The Company may, at any time, withdraw from the Service Retainer such sums as is required to make good any breach by the Client under this Agreement. If the Company makes any such withdrawal from the Service Retainer, without prejudice to any other remedies the Company may have, the Client will on demand by the Company pay such sum as is necessary to restore the Service Retainer to its full amount as set out in Clause 4.

10.3	If the Client fails to make any payment under paragraph 10.2 within five (5) Business Days of a written request, the Company will be entitled to terminate this Agreement immediately on written notice to the Client.

10.4	The Service Retainer (or such balance of it as remains after any withdrawals) will be refunded to the Client within 30 days from the date of settlement of the final invoice issued by the Company, or sooner at the Company’s absolute discretion.

10.5	The Service Retainer may be increased if the Client is persistently in arrears with payment of monies due to the Company, the aggregate of twice the Monthly Licence Fee and the Additional Services exceeds the Service Retainer; or any direct debits which are payable to the Company are cancelled.

11	Client’s Covenants

 The Client covenants with the Company:

11.1	upon request from the Company, at the Client’s sole cost, to provide any information and documents which are necessary to satisfy the Company’s internal compliance requirements from time to time;

11.2	to comply with all applicable laws (including anti-money laundering and anti-bribery laws);

11.3	to use the Company’s address(es) only in connection with the Client’s business;

11.4	not to use (or permit use of) the Company’s address(es) for any retail use, any illegal activity or any activity which could bring the Company into disrepute;

11.5	not to do anything referencing the Company’s premises or address(es) which is or may become a nuisance or annoyance or cause danger, injury or damage to the Company or other Clients of the Company;

11.6	not to make any alteration or addition to the Company’s address(es);

11.7	to comply with all existing and future regulations as the Company may from time to time impose in relation to the use of the Company’s premises or Inclusive and Additional Services;

11.8	to permit the Company and those authorised by the Company to enter any part of the Company’s premises for any reasonable purpose upon reasonable notice;

11.9	not to assign or transfer the benefit of any Inclusive Services or Additional Services within this Agreement;

11.10	unless otherwise permitted in this Agreement or in writing by the Company, not to use the address of the Company’s premises as the Client’s registered office for Companies House or any other purposes;

11.11	not to invite the public generally to come to the Company’s premises or use its address in a manner which might attract casual callers;

11.12	not to bring any animal/pet into the Company’s premises, other than service animals;

11.13	not to smoke (including E-cigarettes) in any part of the Company’s premises or in the immediate vicinity of the Company’s premises;

11.14	not to introduce any hazardous substances or pollutants into the Company’s premises; and

11.15	to use (and ensure that its personnel use) the Inclusive Services and Additional Services in accordance with the Company’s policies (as notified and as amended from time to time). For T&Cs governing use of any data connection and related services, see: The Argyll Club Terms and Conditions.

12	Suspension

12.1	If the Client fails to comply with any of its obligations under this Agreement, without limiting any of the Company’s remedies under this Agreement, the Company will be entitled, immediately upon written notice to the Client (a Suspension Notice), to suspend this Agreement for a period of up to 60 days from the date of the Suspension Notice (Suspension). If a Suspension Notice is provided by the Company to the Client:

(a)	subject to clause 12.1(b) below and unless otherwise determined by the Company (at its absolute discretion), the terms of this Agreement will be deemed suspended and the Client’s services will be on hold until the suspension is lifted;

(b)	the payment obligations will continue, and the Client will be required to pay any and all amounts which become due during the period of any Suspension; and

(c)	the parties will, during the period of Suspension, discuss in good faith to resolve the matter with a view to lifting the Suspension.

12.2	During the period of Suspension, the Company will be entitled, immediately on written notice to the Client, to (at the Company’s discretion):

(a)	withdraw the Suspension Notice, in which case this Agreement will continue from the date of the notice of withdrawal;

(b)	extend the period of Suspension for a further period; or

(c)	terminate this Agreement in accordance with clause 13.

13	Termination and Post-termination

13.1	The Company will have the option to terminate this Agreement at any time, immediately on written notice to the Client if the Client:

(a)	is in material breach of any provision of this Agreement and the breach, if capable of remedy, has not been remedied within ten (10) Business Days after service by the Company of notice requiring the breach to be remedied;

(b)	persistently breaches any term of this Agreement;

(c)	being a corporate body, enters into liquidation or any composition with its creditors, or has a resolution passed to wind up (except for amalgamation or reconstruction) or has a receiver or administrator appointed over all or any part of its assets or ceases permanently to trade or threatens to do so;

(d)	being an individual, is the subject of a bankruptcy petition or order, or it makes an application for a bankruptcy order in relation to itself;

(e)	fails to pay any monies due under this Agreement within ten (10) Business Days of the relevant due date;

(f)	or its directors, employees or any associate is involved in any activity or acts in a manner which, in the reasonable opinion of the Company, is immoral or could bring the reputation of the Company into disrepute;

(g)	fails to comply with clause 10.3; or

(h)	fails to conform with any legal requirement under anti-money laundering regulations within 14 days from the commencement date of this contract; or

(i)	fails or breaches any other compulsory legal requirements or policies that maybe brought into effect after the commencement date of this agreement by the Company. In respect of additional requirements, the Client will have 45 days from the date of notification to conform with the new requirement(s).

13.2	Upon the termination of this Agreement (for whatever reason) the Client will:

(a)	cease to make use of or benefit from the Inclusive Services and Additional Services; and

(b)	if applicable, immediately cease to use the Company’s address as the Client’s registered office for Companies House or any other purposes.

13.3	The following clauses will survive expiry or termination of this Agreement: clauses 6, 9, 10, 14 and 15.

14	Liability and indemnity

14.1	To the extent permitted by law, the Company, its directors, employees and agents will not be liable to the Client, whether in contract, tort (including negligence), for breach of statutory duty, or otherwise, arising under or in connection with this Agreement for:

(a)	loss of profits; loss of sales or business; loss of agreements or contracts; loss of anticipated savings; loss of or damage to goodwill;

(b)	any indirect or consequential loss;

(c)	loss of use or corruption of software, data or information or any loss arising in respect of any failure of data security or computer systems; and

(d)	loss arising in respect of any failure of any third-party supplier (including utility, telecommunications, media suppliers) to the Company or its premises;

14.2	To the extent permitted by law, the Company’s total liability to the Client under this Agreement will be limited to the Monthly Licence Fee.

14.3	The Client will indemnify and keep indemnified the Company, its directors, employees and agents from and against all expenses, losses and claims arising from (i) any breach of the Client’s obligations contained in this Agreement, or (ii) the use of the Company’s premises, the Inclusive Services and/or the Additional Services by the Client.

15	General

15.1	Each party will treat as strictly confidential all information (of a confidential nature) received or obtained as a result of entering into or performing this Agreement which relates to the other party or the provisions of this Agreement and its subject matter.

15.2	Information regarding the Company’s processing of personal data can be found at www.TheArgyllClub.com/legal or upon request.

15.3	If the Client comprises more than one person or entity, those persons or entities (as applicable) will be jointly and severally liable for the obligations and liabilities of the Client arising under this Agreement.

15.4	The Client will not, during the Term and for a period of 6 months thereafter, employ any person who had been employed by the Company during the Term.

15.5	Neither party is to be liable to the other for failure to perform any obligation if the failure is caused by any factor beyond the reasonable control of the parties.

15.6	This Agreement, and the documents referred to in it, constitute the entire agreement and understanding of the parties and supersede any previous agreement between the parties relating to the subject matter of this Agreement.

15.7	If any provision of this Agreement is found to be invalid or unenforceable, such invalidity or unenforceability will not affect the other provisions of this Agreement which will remain in full force and effect.

15.8	Any notice given under this Agreement must be in writing (which includes email) and delivered personally, sent by first class post, or email to the relevant party’s address specified in this Agreement or, if applicable, to such other address as either party may have last notified to the other.

15.9	A person who is not party to the Contract will have no right under the Contracts (Rights of Third Parties) Act 1999.

15.10	A failure or delay in the exercise of a right or remedy provided by this Agreement or by law does not constitute a waiver of any rights or remedies.

15.11	The Company hereby reserves the right to amend the terms and conditions (Clauses 6-15), in whole or in part, of this Virtual Office Agreement with 1 months’ notice to The Client’s in writing from time to time. The continuing use of our services after 1 month by the Client will be taken as confirmation that you have read and accepted the amended terms and conditions issued.

15.12	This Agreement will be governed by the laws of England and Wales and the parties submit to the exclusive jurisdiction of the English courts.